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                                   NxGen (TM)
                                    NETWORKS


NEWS RELEASE



                    NxGen Networks, Inc. Announce Stock Split


November 27, 2000

Denver, Colo.-- NxGen Networks, Inc. (OTC.BB NXNW) today announced that its Board of Directors has approved a two-for-one split of the Company's outstanding shares of Common Stock. The split will entitle each stockholder of record at the close of business on December 7, 2000, to receive one share for every share of Common Stock held on the record date.

NxGen's Common Stock will begin trading on a post-split basis effective December 8, 2000.

"The stock split represents the Board's confidence in the Company's fundamental performance, " said Mark Sampson, Chairman and Chief Executive Officer of NxGen Networks, Inc. "This will also benefit the shareholders by increasing the marketability of the Common Stock, therefore causing stability in the price, and the broadening of its distribution."

NxGen Networks, Inc. is a global telecommunications company, which integrates the latest in next generation voice and data switching technologies into a single high speed IP/ATM network. The network provides advanced voice and data services impossible to recreate with traditional circuit switching technology for Fortune 5000 Companies, Enhanced Service Resellers, Long Distance Carriers, Competitive Local Exchange Carriers (CLECs), Applications Services Providers
(ASPs) and large Internet Service Providers (ISPs). For additional information about NxGen Networks, visit the company's Web site at www.nxgennet.com.

This press release includes forward-looking statements. Investors are cautioned that all forward-looking statements contain risks and uncertainties. Certain factors, many of which are beyond the control of the Company, could cause actual results to differ materially from those contemplated by forward looking statements. There can be no assurance that actual results, events or developments will occur or be realized as contemplated by such forward looking statements.


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For more information:

Sherri Hughes-Smith
NxGen Networks, Inc.
(303) 839-9150
shughes-smith@nxgennet.com